Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement Post Effective Amendment No. 1 to Form S-1 (No. 333-264463) of bioAffinity Technologies, Inc. of our report dated April 1, 2024, which includes an explanatory paragraph regarding the substantial doubt about the Company’s ability to continue as a going concern, relating to the consolidated financial statements of bioAffinity Technologies, Inc. as of and for the years ended December 31, 2023 and 2022, which is contained in that Prospectus.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York

April 1, 2024